AMENDED AND RESTATED NON-NEGOTIABLE PROMISSORY NOTE

Date:

August 23, 2004

Borrower:

Smarte Solutions, Inc., a Delaware corporation

Borrower’s Mailing Address:

611 South Congress Avenue

Suite 350

Austin, Texas 78704

Lender:

Wes Gere, an individual

Place for Payment:

Principal Amount:

Twenty Four Thousand Two Hundred Fifty Two and 71/100  Dollars

($24,252.71 US)

Annual Interest Rate:

None

Maturity Date:

The earlier of:  (a) August 23, 2005; or

(b) the tenth (10th) day after any minimum equity financing is obtained under the presently pursued equity public issuance or other funding is obtained in an amount of at least $3,500,000.

Annual Interest Rate on Matured, Unpaid Amounts:

18% per annum, compounded monthly, or if less, the maximum legal rate of interest

Security for Payment:

None, unsecured.

Assignability:  None.  This Note may not be transferred or otherwise assigned by Lender.

Borrower promises to pay to the order of Lender the Principal Amount plus interest at the Annual Interest Rate.  This note is payable at the Place for Payment and according to the Terms of Payment.  All unpaid amounts are due by the Maturity Date.  After maturity, Borrower promises to pay any unpaid principal balance plus interest at the Annual Interest Rate on Matured, Unpaid Amounts.

Terms of Payment:

The Principal Amount and accrued and unpaid interest thereon, is payable in installments, as follows:

 (i)

on the Maturity Date, Borrower shall pay to Lender an amount equal to all then-unpaid    Principal Amount and all then-unpaid interest accrued on the unpaid principal amount    from time to time.

In every event, all then-unpaid Interest and Principal Amount shall be due and payable by Borrower to Lender on the Maturity Date.

Borrower may prepay this note in any amount at any time before the Maturity Date without penalty or premium.

All payments shall be applied at the discretion of the Borrower as to principal and interest.

In the event that Borrower is in default under this note, Lender shall, prior to taking any action to accelerate or enforce this note, provide written notice to Borrower specifically identifying the default.  Borrower shall have thirty (30) days after receipt of the notice to remedy the particular default situation.  If Borrower cures the default within such period, then there shall not be any default.

If Borrower defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to this note, Lender, after any applicable cure period and continuance of the default, may declare the unpaid principal balance and earned interest on the note immediately due.

Borrower also promises to pay reasonable attorneys fees and court costs if this note is placed in the hands of an attorney to collect or enforce this note.

SMARTE SOLUTIONS, INC.

By: /s/ BALA VISHWANATH

Name: Bala Vishwanath

Its: CEO